EXHIBIT 10.11

LOCK-UP AGREEMENT

April 15, 2003

Next, Inc.

7625 Hamilton Park Drive

Suite 12

Chattanooga, TN 37431

In consideration for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Mark Carter (“Stockholder”) agrees that Stockholder will not, directly or indirectly, sell, offer, contract or option to sell (including without limitation any short sale), pledge, transfer, establish an open “put equivalent position” within the meaning of Rule 16a-l(h) under the Securities Exchange Act of 1934, as amended, or otherwise dispose of any equity securities (the “Shares”) of Next, Inc. (“Next”), or publicly announce Stockholder’s intention to do any of the foregoing, for a period commencing on the date hereof and, subject to the paragraph immediately following, continuing for twelve (12) months thereafter (the “Lock-Up Period”). Stockholder agrees and consents to the entry of stop transfer instructions with Next’s transfer agent and registrar precluding the transfer of Shares held by Stockholder except in compliance with the restrictions set forth herein.

This Agreement shall terminate immediately should Next fail to timely file any mandatory disclosure documents with the Securities and Exchange Commission.

This Agreement is irrevocable unless at least three independent directors of Next’s board of directors approves any amendment or termination hereof, and will be binding on Stockholder and Stockholder’s respective successors, heirs, personal representatives and assigns.

Very truly yours,

/s/ Mark Carter

Mark Carter

Agreed and Accepted:

Next, Inc.

By: /s/ Dan F. Cooke

            Dan F. Cooke, CEO